GOLDCORP INC.

NEWS RELEASE

TWO FOR ONE STOCK SPLIT
SPECIAL MEETING OF SHAREHOLDERS – MARCH 21, 2002

Toronto, February 11, 2002 – GOLDCORP INC. (GG: NYSE; G:TSE) is pleased to announce its intention to implement a two for one stock split, subject to shareholder approval. Goldcorp believes that a stock split will significantly enhance liquidity and exposure of the company’s shares and as such will benefit all shareholders.

Shareholders of record on February 19, 2002 will be entitled to vote on this matter at a Special Meeting to be held on Thursday March 21, 2002 at 10:00 a.m. in the Royal York Hotel, Confederation Room #5, Main Mezzanine Level, 100 Front Street West, Toronto, Ontario. Prior to this meeting, on February 22, 2002, shareholders will be mailed formal notice of the meeting, an information circular and proxy form.

Goldcorp is a North American based gold producer. By market capitalization, we are in the top ten of gold producers globally. Gold production comes from our Red Lake Mine in Northwestern Ontario, Canada and our Wharf Mine in the historic Lead Mining district in the Black Hills of South Dakota, USA. The Red Lake Mine is one of the richest gold mines in the world. In addition we own an industrial minerals operation in Saskatchewan, Canada. All of our operations are 100% owned. Goldcorp is listed on the New York and Toronto Stock Exchanges under the trading symbols of GG and G, respectively. The company is in excellent financial condition, with no debt and positive free cash flow and earnings. Goldcorp’s production is unhedged, which allows its shareholders to participate fully in a rising gold price environment.

For further information, please contact:

Chris Bradbrook Vice President, Corporate Development Telephone: (416) 865-0326 Facsimile: (416) 361-5741 Email: cbradbrook@goldcorp.com General enquiries: (800) 813-1412 (Canada and United States)	Corporate Office: Goldcorp Inc. 145 King Street, West, Suite #2700 Toronto, Ontario Canada M5H 1J8 Email: info@goldcorp.com Website: www.goldcorp.com